UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas R. McDaniel
   18101 Von Karman Avenue, Suite 1700
   CA, Irvine 92715-1007
2. Issuer Name and Ticker or Trading Symbol
   Edison International (EIX)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/13/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, Pres. and CEO, Edison Mission Energy; CEO, Edison Capital
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |1/7/ 2|      |G   |V|8070.00           |D  |           |                   |D     |                           |
                    |003   |      |2   | |                  |   |           |                   |      |                           |
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Common Stock        |1/13/ |      |G   |V|1258.00           |D  |           |1000.00            |D     |                           |
                    |2003  |      |2   | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |272.88             |I     |by Daughter                |
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Common Stock        |1/7/ 2|      |G   |V|8070.00           |A  |           |                   |I     |by Family Trust            |
                    |003   |      |2   | |                  |   |           |                   |      |                           |
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Common Stock        |1/13/ |      |G   |V|1258.00           |A  |           |10587.00           |I     |by Family Trust            |
                    |2003  |      |2   | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |269.75             |I     |by Son                     |
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Common Stock        |      |      |    | |                  |   |           |10902.64           |I     |by SSPP Trust 3            |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Subsidiaries of Edison International.
2. This transaction is a transfer from the reporting person's name to a trust.
3. The holdings reported herein are as of the statement date of this report, and include transactions pursuant to Southern California Edison Company's Stock Savings Plus Plan exempt from reporting under Section 16(a).
SIGNATURE OF REPORTING PERSON
Thomas R. McDaniel
Thomas R. McDaniel